EXHIBIT 23

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-
K) of Pier 1 Imports, Inc. of our report dated April 3, 2000, included in the 2000 Annual Report to Shareholders of Pier 1 Imports, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-34100, No. 333-88323, No. 333-13491 and No. 33-32166)
and in the Registration Statements on Form S-3 (No. 33-49356 and No. 333-61155) of our reports dated April 3, 2000, with respect to the consolidated financial statements and schedule of Pier 1 Imports, Inc. included or incorporated by reference in the Annual Report (Form 10-K) for the year ended February 26, 2000.




/s/ Ernst & Young LLP


Fort Worth, Texas
May 23, 2000